Exhibit 99.1

Financial Contact:

Josh Hirsberg

(702) 792-7234

joshhirsberg@boydgaming.com

Media Contact:

Rob Meyne

(702) 792-7353

robmeyne@boydgaming.com

BOYD GAMING CORPORATION ANNOUNCES PRICING OF

$500 MILLION OF SENIOR NOTES DUE 2018

LAS VEGAS — OCTOBER 28, 2010 — Boyd Gaming Corporation (NYSE: BYD) today announced that it has priced its offering of $500 million aggregate principal amount of senior notes due 2018. The notes will bear interest at a rate of 9.125% per annum, payable semi-annually on December 1 and June 1 of each year, commencing June 1, 2011. The senior notes will mature on December 1, 2018. The senior notes will be fully and unconditionally guaranteed by certain of the Company’s current and future domestic restricted subsidiaries. The closing of the offering is expected to occur on November 10, 2010, subject to the satisfaction of customary closing conditions.

The Company intends to use a portion of the net proceeds from the offering to finance a tender offer and related consent solicitation announced on October 26, 2010 for any and all of its outstanding 7.75% senior subordinated notes due 2012, subject to the satisfaction of certain conditions. The Company intends to apply the balance of the net proceeds from the offering to repay a portion of the outstanding revolving balance on its bank credit facility and to potentially refinance other existing indebtedness. The Company could also use a portion of the net proceeds from the offering for general corporate purposes.

The consummation of the tender offer for the 7.75% senior subordinated notes due 2012 is subject to the consummation of the offering of the senior notes, among the satisfaction of other conditions.

The senior notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws or blue sky laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the senior notes.

In no event will the information contained in this release regarding the tender offer and consent solicitation for the 7.75% senior subordinated notes due 2012 constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders or consents with respect to, the 7.75% senior subordinated notes due 2012.

Forward-Looking Statements

Except for historical information contained herein, the matters set forth in this release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the Company’s safe harbor compliance statement for forward-looking statements included in the Company’s recent filings, including Forms 10-K, 10-Q and 8-K, with the Securities and Exchange Commission. In particular, there can be no assurances that the offering of the senior notes or the related tender offer and the consent solicitation will be consummated.

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